Exhibit 99.1

News Announcement

MISONIX, INC. ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE REGENERATIVE MEDICAL COMPANY SOLSYS MEDICAL FOR APPROXIMATELY $97 MILLION

Transaction Creates Medical Device Company with Comprehensive Portfolio of

Wound Care Solutions to Improve Healthcare Outcomes

Combined Entity to Generate Over $80 Million in Annual Revenue for Fiscal 2020

FARMINGDALE, N.Y. (May 2, 2019) – Misonix, Inc. (Nasdaq: MSON) (“Misonix”) a provider of minimally invasive therapeutic ultrasonic medical devices that enhance clinical outcomes, announced today that it has entered into a definitive agreement with Solsys Medical, LLC (“Solsys”), a privately held regenerative medical company, to acquire Solsys in an all-stock transaction valued at approximately $97 million. Under the terms of the agreement, Misonix will issue approximately 5.7 million new shares to Solsys unitholders. After the completion of the transaction, it is expected that Misonix shareholders immediately prior to the closing will own 64% of the combined entity, and Solsys unitholders will own 36%. Misonix will also assume Solsys’ outstanding secured debt of approximately $20 million upon closing.

Solsys markets an advanced wound care product under the brand name TheraSkin, a cellular and tissue-based product for regenerative wound healing designed to help healthcare professionals treat difficult-to-heal chronic wounds. TheraSkin is a clinically proven, minimally manipulated, living human split-thickness skin allograft that is cryopreserved to retain living cells and growth factors while maintaining a mature native human dermal architecture. The versatility in applications and sizes of TheraSkin reduces product waste and helps drive operational efficiencies to better manage total cost of care and quality outcomes needed to treat difficult to heal and chronic wounds. TheraSkin has been applied to over 100,000 wounds supported by multiple clinical studies.

The planned acquisition of Solsys substantially broadens Misonix’s addressable market through wound care solutions that are complementary to its existing products. In calendar 2019, Solsys is expected to achieve sales of approximately $32 million. In fiscal 2020, the pro forma company is expected to generate over $80 million in sales. The combined company anticipates top line revenue growth in excess of 20% per annum over the next several years.

Stavros Vizirgianakis, President and Chief Executive Officer of Misonix, commented, “We have known the team at Solsys for over two years and have been impressed in their ability to grow their revenue meaningfully during that time. The acquisition of Solsys Medical is a transformative event for Misonix and represents a strategically and financially compelling growth opportunity for the Company and for our shareholders. Solsys and its leading wound treatment application, TheraSkin, is highly complementary to Misonix’s existing wound debridement solution, SonicOne. As a result, the combined entity will be ideally positioned to establish a new standard of care in the growing chronic wound care market through what we view as the best-in-class wound treatment solution. The Misonix-Solsys differentiated wound care treatment is supported by extensive clinical data that demonstrates the positive impact to critical aspects of wound healing process that lead to improved patient outcomes, as well as clinical efficacy and a strong economic value proposition for hospitals.

“The proposed transaction significantly enhances the competitive position of the combined entity through increased scale and broader commercial reach. By acquiring an established participant in the tissue space with a direct sales team of over 80 professionals, Misonix significantly advances its go-to-market strategy by creating two dedicated sales teams for our wound and surgical businesses. This approach will enable us to further elevate sales productivity while substantially broadening the market penetration of the combined company’s wound and surgical products across operating rooms and hospital outpatient facilities.

“Over the past year, Misonix has succeeded with several key strategic initiatives including creating a performance based culture, driving consumable or recurring revenue and addressing new markets. These efforts led to significant growth in revenue in fiscal 2018 and during the first half of fiscal 2019. Going forward, we will continue to focus on driving additional operational efficiencies, further improving our sales and go-to-market strategies, penetrating new geographic markets, repositioning and expanding of our product portfolio, including the market introduction of our recently announced NEXUS platform. Our combination with Solsys will further advance our efforts across these initiatives by combining our expertise and customer relationships with demonstrated clinical benefits and improving patient outcomes.

“We are pleased to welcome all of the current Solsys unitholders, including leading healthcare investment firms 1315 Capital and SV Health Investors, and are delighted that they recognize the strong opportunity to participate in the significant upside potential of the combined company.”

Allan Staley, Co-founder and Chief Executive Officer of Solsys, added, "We are excited to reach this agreement with Misonix, which further advances our mission to heal difficult to heal wounds and restore health to patients around the world. Our conviction in the value of the combined companies is unequivocal, as reflected in our desire to become shareholders of Misonix and participate in what we see as tremendous potential for growth and shareholder value creation. This combination will allow Misonix to leverage its wound debridement technology to reach more patients, in more ways and in more places by offering healthcare providers a truly compelling wound care solution. The entire team at Solsys looks forward to working together with our new family at Misonix to improve healthcare outcomes and the lives of patients everywhere.”

Joe Dwyer, Chief Financial Officer of Misonix, commented, “The acquisition of Solsys marks further progress in advancing Misonix’s goals for continued growth and enhancing shareholder value with TheraSkin sales that are growing at an annual rate in excess of 25%. The acquisition also enhances Misonix’s ability to address the domestic wound biologics market, which is valued at approximately $700 million annually, and is projected to grow at a compound annual growth rate of 8%. We believe this transaction creates significant mid and long-term growth opportunities for the combined company to grow revenue in excess of 20% per annum over the next several years.

“Going forward, we expect to have sufficient cash and debt capacity to fund our combined operations to profitability. With our experienced management team, operating discipline and focused approach to managing our capital structure and cost of capital, Misonix remains committed to achieving sustainable long-term revenue growth. We look forward to working with the Solsys team to ensure an efficient integration and to deliver on the value of this compelling combination for our patients, our shareholders and our employees.”

The transaction has been approved by the boards of directors of both companies. The completion of the acquisition and the issuance of Misonix shares in connection with the proposed transaction is subject to the approval by Misonix shareholders and the completion of the transaction is subject to approval by 55% of Solsys’ Series E unitholders and a majority of its Common unitholders, Series A unitholders, Series B unitholders, Series C unitholders and Series D unitholders, voting as a single class, as well as the satisfaction of certain customary closing conditions. The transaction is expected to be completed in the third quarter of calendar year 2019.

In addition, the combined company’s Board of Directors will consist of five members: three current Misonix directors, including Stavros Vizirgianakis, and two directors nominated by Solsys at closing. The combined company will remain headquartered in Farmingdale, NY with Solsys’ operations and offices in Newport News, VA. J.P. Morgan Securities LLC is acting as financial advisor to Misonix, Jones Day is acting as its legal counsel, and BRG Valuation Services, an affiliate of Berkeley Research Group, provided a fairness opinion to the Board of Directors of Misonix in connection with the proposed transaction. Canaccord Genuity LLC is acting as financial advisor to Solsys and Greenberg Traurig, LLP is acting as its legal counsel.

Conference Call

Misonix will host a conference call and webcast tomorrow, Friday, May 3, 2019, at 8:30 a.m. ET to discuss its acquisition of Solsys and host a question and answer session. A presentation will be posted on the Misonix website at www.misonix.com. The dial in number for the audio conference call is 877-407-4018 (domestic) or 201-689-8471 (international), conference ID 13690503. Participants may also listen to a live webcast of the call at the Company’s website. The webcast link and a presentation which management will review on the conference call is available through the “Events and Presentations” section under “Investor Relations” at www.misonix.com. A replay of the conference call will be available for 14 days following its completion. A webcast replay will also be available for 30 days on the Company’s website, www.misonix.com.

About Misonix, Inc.

Misonix, Inc. (NASDAQ: MSON) designs, manufactures and markets ultrasonic medical devices for the precise removal of hard and soft tissue, including bone removal, wound debridement and ultrasonic aspiration. Misonix is focused on leveraging its proprietary ultrasonic technology to become the standard of care in operating rooms and clinics around the world. Misonix's proprietary ultrasonic medical devices are used in a growing number of medical procedures, including spine surgery, neurosurgery, orthopedic surgery, cosmetic surgery, laparoscopic surgery, and other surgical and medical applications. At Misonix, Better Matters to us. That is why throughout the Company’s history, Misonix has maintained its commitment to medical technology innovation and the development of ultrasonic surgical products that radically improve patient outcomes. Additional information is available on the Company's web site at www.misonix.com.

About Solsys Medical, LLC

Solsys Medical, LLC (formerly known and doing business as Soluble Systems, LLC) markets and sells TheraSkin, a regenerative medical product, designed by nature and made for healing, to help healthcare professionals treat difficult to heal chronic wounds.

Forward Looking Statements

This communication contains forward-looking statements, which address a variety of subjects including, for example, the expected timetable for closing of the transaction between Misonix and Solsys, the allocation of the merger consideration and the anticipated growth rate of the combined company. Statements that are not historical facts, including statements about our beliefs, plans and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability to satisfy the conditions to closing of the proposed transaction, on the expected timing or at all; the occurrence of any event that could give rise to the termination of the merger agreement; the risk of stockholder litigation relating to the proposed transaction, including resulting expense or delay; higher than expected or unexpected costs associated with or relating to the transaction; the risk that expected benefits, synergies and growth prospects of the transaction may not be achieved in a timely manner, or at all; the risk that Solsys business may not be successfully integrated with Misonix following the closing; the risk that Misonix and Solsys will be unable to retain and hire key personnel; and the risk that disruption from the transaction may adversely affect Misonix’s or Solsys’ business and relationships with their customers, suppliers or employees. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Misonix’s filings with the Securities and Exchange Commission (“SEC”), including the risk factors contained in Misonix’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

Important Additional Information Will Be Filed With The SEC

In connection with the proposed transaction, the Misonix and Solsys intend to file relevant information with the SEC, including a registration statement of Misonix on Form S-4 that will include a prospectus and proxy statement of Misonix and an information statement of Solsys (the “joint proxy statement/information statement and prospectus”). INVESTORS AND SECURITY HOLDERS OF MISONIX AND SOLSYS ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/INFORM694-ATION STATEMENT AND PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MISONIX, SOLSYS AND THE PROPOSED TRANSACTION. A definitive joint proxy statement/information statement and prospectus will be sent to Misonix’s stockholders and Solsys unitholders. Investors and security holders will be able to obtain the registration statement and the joint proxy statement/information statement and prospectus free of charge from the SEC’s website or from Misonix as described below. The documents filed by Misonix with the SEC may be obtained free of charge at Misonix’s website at www.misonix.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Misonix by requesting them by mail at Misonix, Inc., 1938 New Highway, Farmingdale, New York 11735, Attention Investor Relations, or by telephone at 631-694-9555.

Participants in the Solicitation

Misonix, Solsys and certain of their directors, executive officers and employees may be deemed participants in the solicitation of proxies from Misonix stockholders in connection with the proposed transaction. Information regarding the persons who may be deemed to be participants in the solicitation of Misonix stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the joint proxy statement/information statement and prospectus when it is filed with the SEC. Information about the directors and executive officers of Misonix and their ownership of Misonix common stock is set forth in the definitive proxy statement for Misonix’ s 2019 annual meeting of shareholders, as previously filed with the SEC on March 25, 2019. Free copies of these documents may be obtained as described in the paragraphs above.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Contact:
Joe Dwyer	Joseph Jaffoni, Norberto Aja, Jennifer Neuman
Chief Financial Officer	JCIR
Misonix, Inc.	212-835-8500 or mson@jcir.com
631-694-9555

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